Exhibit 99.1

Worksport to Present December 14 at the LD Micro Main Event (XIII) in Los Angeles

TORONTO – December 9th, 2020 — Worksport Ltd (OTCQB: WKSP) (or the “Company”), is pleased to announced that CEO Steven Rossi will be presenting to a live virtual audience at the 13th annual LD Micro Main Event on Wednesday, December 14 at 9 a.m. PST / noon EST.

Register here: ve.mysequire.com/

The Main Event will feature a new and unique format, with companies presenting for 10 minutes, followed by 10 minutes of Q&A by a panel of investors and analysts.

“The time has finally come to do something different in the virtual conference world. Let’s see if we can pull off something that can be enjoyed by both executives and investors alike,” stated Chris Lahiji, Founder of LD, now a wholly owned subsidiary of SRAX, Inc.

The Main Event will take place on December 14th and 15th, exclusively on the Sequire Virtual Events platform.

“We are honored to have Worksport as a first-time presenter,” said LD Micro president Chris Lahiji. “We look forward to having our community learn more about its TerraVis™ system, a novel solar powered light truck bed cover.”

“Worksport is so pleased to be invited to the LD Main Event, which now has access to the world’s largest active base of micro-cap investors estimated at over 1.3 million individuals, with 2 million investors invited. Timing could not better as we recently launched our Regulation-A Public Offering” said Worksport CEO Steven Rossi. “We are very excited about telling our story to virtual micro-cap investors worldwide. We encourage any interested investors to invest directly in our growth at www.invest.worksport.com”

Anyone can attend the online presentation by visiting the link below:

https://www.ldmicro.com/profile/wksp

Wednesday December 14th, 2020

9AM PST / Noon EST

About LD Micro/SEQUIRE

LD Micro began in 2006 with the sole purpose of being an independent resource to the microcap world. What started as a newsletter highlighting unique companies, has transformed into the pre-eminent event platform in the space. For more information, please visit ldmicro.com.

The upcoming Main Event will be highlighting a new format that will benefit both executives and the investors tuning in from all over the globe.

In September 2020, LD Micro. Inc. was acquired by SRAX, Inc., a financial technology company that unlocks data and insights for publicly traded companies. Through its premier investor intelligence and communications platform, Sequire , companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX, visit srax.com and mysequire.com.

About Worksport

Celebrating 10 years of designing and manufacturing the highest quality tonneau covers for pick-up trucks, Worksport attributes its success to continuous hands-on R&D, which has led the company to simple but practical advancements of the most popular truck accessory. Worksport’s latest innovation, however, is anything but simple. Looking to the EV trucks on the horizon, Worksport has developed a product that will allow current and future EV truck owners alike, the ability to harness the power of renewable energy by integrating mobile solar generation and battery banks into its most advanced tonneau cover yet, TerraVis™.

Connect with Worksport

Any interested investors or shareholders are encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram, as well as sign up for the company’s newsletters on both www.invest.worksport.com and www.goterravis.com, to stay up to date on all of the latest news. Worksport will continue to update shareholders, supporters, and investors to maintain the highest level of disclosure and information dissemination as Worksport continues to grow and develop at a very rapid pace.

Connect with Worksport:

LinkedIn

Facebook

Twitter

Instagram

For further information please contact:

Mr. Steven Rossi

CEO & Director

Worksport, Ltd

T: 1-888-554-8789

E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport, Ltd. operations or to the environment in which it operates, which are based on Franchise Holdings International Inc. operations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport, Ltd.’s ’s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport, Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.